Exhibit 21
Federated Department Stores, Inc.
Subsidiary List as of March 31, 2007

State of
Incorporation/
Corporate Name	Formation	Trade Name(s)
Advertex Communications, Inc.	Delaware	Macy’s Corporate Marketing & Macy’s Home Store Marketing
After Hours Formalwear, Inc.	Georgia
Bloomingdale’s By Mail Ltd.	New York
Bloomingdale’s, Inc.	Ohio
FACS Credit Operations, Inc.	Ohio
FACS Group, Inc.	Ohio
FACS Insurance Agency, Inc.	Texas
FDS Bank	N/A
FDS Thrift Holding Co., Inc.	Ohio
Federated Corporate Services, Inc.	Delaware
Federated Department Stores Insurance Company, Ltd. (99.99% ownership)	Bermuda
Federated Department Stores Insurance Company, Inc.	New York
Federated Retail Holdings, Inc.	New York	Macy’s*
Federated Systems Group, Inc.	Delaware
iTrust Insurance Agency, Inc.	Arizona
Leadville Insurance Company	Vermont
Macy’s Department Stores, Inc.	Ohio
Macy’s Florida Stores, LLC	Ohio
Macy’s Merchandising Group International, LLC	Delaware
Macy’s Merchandising Group, Inc.	Delaware
Macy’s TX I, LP	Texas
Macys.com, Inc.	New York
May Department Stores International, Inc.	Delaware
Snowdin Insurance Company	Vermont

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